EXHIBIT 99.1

FOR IMMEDIATE RELEASE

THE NECESSITY RETAIL REIT ANNOUNCES SECOND QUARTER 2022 RESULTS
Company to Host Investor Webcast and Conference Call at 11:00 AM ET Tomorrow

New York, August 3, 2022 - The Necessity Retail REIT, Inc. (Nasdaq: RTL) (“RTL” or the “Company”), a real estate investment trust focused on acquiring and managing a diversified portfolio of primarily service-oriented and traditional retail and distribution related commercial real estate properties in the U.S., announced today its financial and operating results for the second quarter ended June 30, 2022.

Second Quarter 2022 and Subsequent Events Highlights

•Revenue grew 43.3% to $116.9 million from $81.6 million for the second quarter 2021
•Net loss attributable to common stockholders was $56.3 million as compared to net loss of $7.4 million for the second quarter 2021
•Cash net operating income (“NOI”) rose 31.9% to $86.3 million from $65.4 million for the second quarter 2021
•Funds from Operations (“FFO”) grew by 17.4% to $0.27 per share from $0.23 per share in the second quarter 2021
•Adjusted Funds from Operations (“AFFO”) increased 31.7% to $38.5 million from $29.2 million in the prior year second quarter
•AFFO per share increased 11.5% to $0.29 per share from $0.26 per diluted share in the prior year second quarter
•AFFO per share increased 32% compared to the fourth quarter 2021, the period prior to the $1.3 billion open-air shopping center portfolio acquisition
•Paid dividends on common stock of $28.6 million or $0.21 per share
•Acquired 32 properties for $470.3 million at a cash capitalization rate1 of 7.2% and a weighted average capitalization rate2 8.6%
•High quality portfolio with 52% of the single tenant portfolio, and 61.8% of top 20 tenants, investment grade rated or implied investment grade rated3
•Occupancy at open-air assets grew to 87.4% from 86.6% at second quarter 2021 and Executed Occupancy and Leasing Pipeline4 at open-air shopping centers grew to 89.4% compared to 88.8% in the prior quarter
•Subsequent to quarter-end, closed on acquisition of one property for $71.1 million, completing the previously announced $1.3 billion shopping center acquisition

“Our second quarter results reflect the anticipated accretion from the transformational $1.3 billion open-air shopping center portfolio acquisition that we recently completed,” said Michael Weil, CEO of RTL. “We had one of our best quarters since inception, with AFFO per share growing over 11% to $0.29 per share in the second quarter compared to a year ago and 32% over the fourth quarter of 2021, the last period prior to the acquisition of the open-air shopping center portfolio. Our diversified, necessity-based retail portfolio is pandemic-tested and well positioned to perform across all economic cycles. Additionally, given that we locked in attractive fixed rates on 83% of our debt, we have limited exposure to the current higher interest rate environment. Our attention is now focused on capitalizing on the upside potential in our portfolio through the lease up of available space and on the resumption of our deleveraging initiative while continuing to pay a compelling dividend. We believe these activities, along with our world-class portfolio, will support continued value creation over the near and long-term.”

Financial Results

	Three Months Ended June 30,
(In thousands, except per share data)	2022	2021
Revenue from tenants	$116,929	$81,577

Net loss attributable to common stockholders	$(56,259)	$(7,405)
Net loss per common share (a)	$(0.43)	$(0.07)

FFO attributable to common stockholders	$35,717	$25,053
FFO per common share (a)	$0.27	$0.23

AFFO attributable to common stockholders	$38,485	$29,224
AFFO per common share (a)	$0.29	$0.26
(a) All per share data based on 132,629,704 and 110,898,056 diluted weighted-average shares outstanding for the three months ended June 30, 2022 and 2021, respectively.
Real Estate Portfolio
The Company’s portfolio consisted of 1,056 net lease properties located in 47 states and the District of Columbia and comprised approximately 29.0 million rentable square feet as of June 30, 2022. Portfolio metrics include:
•90.8% leased, with 7.2 years remaining weighted-average lease term5
•61.6% of leases have weighted-average contractual rent increases of 1.0% based on annualized straight-line rent which increase the cash that is due under these leases over time
•52% and 41% of annualized straight-line rent in the single tenant portfolio and from multi-tenant anchor tenants, respectively, was derived from investment grade or implied investment grade tenants
•92% retail properties, 7% distribution properties and 1% office properties (based on an annualized straight-line rent)
•60% of the retail portfolio focused on either service6 or experiential retail7 giving the Company strong alignment with “e-commerce resistant” real estate
Property Acquisitions
During the three months ended June 30, 2022, the Company acquired 32 properties for an aggregate contract purchase price of $470.3 million at a cash capitalization rate of 7.2% and a weighted average capitalization rate 8.6%.

Property Dispositions
During the three months ended June 30, 2022, the Company disposed of five properties, for an aggregate contract price of $30.4 million.

Capital Structure and Liquidity Resources
As of June 30, 2022 the Company had a total borrowing capacity under the credit facility of $526.6 million based on the value of the borrowing base under the credit facility, and, of this amount, $488.0 million was outstanding under the credit facility as of June 30, 2022 and $38.6 million remained available for future borrowings. Subsequent to quarter end, the Company borrowed additional funds under the credit facility to partially fund acquisitions.    As of June 30, 2022, the Company had $69.4 million of cash and cash equivalents. The Company’s net debt8 to gross asset value9 was 50.6%, with net debt of $2.7 billion.
The Company’s percentage of fixed rate debt was 82.5% as of June 30, 2022. The Company’s total combined debt had a weighted-average interest rate cost of 3.8%10, resulting in an interest coverage ratio of 2.9 times11.

Webcast and Conference Call

RTL will host a webcast and call on August 4, 2022 at 11:00 a.m. ET to discuss its financial and operating results. This webcast will be broadcast live over the Internet and can be accessed by all interested parties through the RTL website, www.necessityretailreit.com, in the “Investor Relations” section.

Dial-in instructions for the conference call and the replay are outlined below.

To listen to the live call, please go to RTL’s “Investor Relations” section of the website at least 15 minutes prior to the start of the call to register and download any necessary audio software. For those who are not able to listen to the live broadcast, a replay will be available shortly after the call on the RTL website at www.necessityretailreit.com.

Live Call
Dial-In (Toll Free): 1-877-407-0792
International Dial-In: 1-201-689-8263

Conference Replay*
Domestic Dial-In (Toll Free): 1-844-512-2921
International Dial-In: 1-412-317-6671
Conference Number: 13730900
*Available from 2:00 p.m. ET on August 4, 2022 through November 4, 2022.

Footnotes/Definitions
1.Cash capitalization rate is a rate of return on a real estate investment property based on the expected, annualized cash rental income during the first year of ownership that the property will generate under its existing lease or leases. Cash capitalization rate is calculated by dividing this annualized cash rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. The weighted-average cash capitalization rate is based upon square feet.
2.Capitalization rate is a rate of return on a real estate investment property based on the expected, annualized straight-line rental income that the property will generate under its existing lease or leases. Capitalization rate is calculated by dividing the annualized straight-lined rental income the property will generate (before debt service and depreciation and after fixed costs and variable costs) by the purchase price of the property, excluding acquisition costs. The weighted-average capitalization rate is based upon square feet.
3.As used herein, investment grade includes both actual investment grade ratings of the tenant or guarantor, if available, or implied investment grade. Implied investment grade may include actual ratings of tenant parent or guarantor parent (regardless of whether or not the parent has guaranteed the tenant’s obligation under the lease) or a proprietary Moody’s analytical tool, which generates an implied rating by measuring a company’s probability of default. The term “parent" for these purposes includes any entity, including any governmental entity, owning more than 50% of the voting stock in a tenant. Ratings information is as of June 30, 2022. Based on annualized straight-line rent as of June 30, 2022, single-tenant portfolio tenants were 39.6% actual investment grade rated and 12.6% implied investment grade rated, top 20 tenants were 56.2% actual investment-grade rated and 5.6% implied investment-grade rated and anchor tenants in the multi-tenant portfolio were 30.7% actual investment grade rated and 10.4% implied investment grade rated.
4.Includes (i) all leases fully executed by both parties as of June 30, 2022 (ii) all leases fully executed by July 15, 2022, but after June 30, 2022 and (iii) all leases under negotiation with an executed nonbinding letter of intent (“LOI”) by both parties as of July 15, 2022. There were ten leases fully executed as of June 30, 2022 totaling approximately 119,000 square feet, six leases fully executed by July 15, 2022, but after June 30, 2022 totaling approximately 34,800 square feet and 13 LOIs executed totaling approximately 136,800 square feet.
There can be no assurance that LOIs will lead to definitive leases that will commence on their current terms, or at all. Leasing pipeline should not be considered an indication of future performance.
5.The weighted-average is based on annualized straight-line rent as of June 30, 2022.
6.Service retail is defined as single-tenant retail properties leased to tenants in the retail banking, restaurant, grocery, pharmacy, gas/convenience, healthcare, and auto services sectors.
7.Experiential retail is defined as multi-tenant properties leased to tenants in the restaurant, discount retail, entertainment, salon/beauty, and grocery sectors, among others. The Company also refers to experiential retail as e-commerce defensive retail.
8.Total debt of $2.8 billion less cash and cash equivalents of $69.4 million as of June 30, 2022. Excludes the effect of deferred financing costs, net, mortgage premiums, net and includes the effect of cash and cash equivalents.
9.Defined as the carrying value of total assets plus accumulated depreciation and amortization as of June 30, 2022.
10.Weighted based on the outstanding principal balance of the debt.
11.The interest coverage ratio is calculated by dividing Adjusted EBITDA by cash paid for interest (interest expense less amortization of deferred financing costs, net, and amortization of mortgage premiums on borrowings, net) for the quarter ended June 30, 2022.

About The Necessity Retail REIT, Inc.

The Necessity Retail REIT (Nasdaq: RTL) is the preeminent publicly traded real estate investment trust (REIT) focused on "Where America Shops". RTL acquires and manages a diversified portfolio of primarily necessity-based retail single tenant and open-air shopping center properties in the U.S. Additional information about RTL can be found on its website at www.necessityretailreit.com.

 Supplemental Schedules

The Company will file supplemental information packages with the Securities and Exchange Commission (the “SEC”) to provide additional disclosure and financial information. Once posted, the supplemental package can be found under the “Presentations” tab in the Investor Relations section of RTL’s website at www.necessityretailreit.com and on the SEC website at www.sec.gov.

Important Notice

The statements in this press release that are not historical facts may be forward-looking statements. These forward-looking statements involve risks and uncertainties that could cause actual results or events to be materially different. The words “may,” “will,” “seeks,” “ “anticipates,” “believes,” “expects,” “estimates,” “projects,” “plans,” “intends,” “should” and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain these identifying words. These forward-looking statements are subject to a number of risks, uncertainties and other factors, many of which are outside of the Company’s control, which could cause actual results to differ materially from the results contemplated by the forward-looking statements. These risks and uncertainties include (a) the potential adverse effects of (i) the ongoing global COVID-19 pandemic, including actions taken to contain or treat COVID-19, and (ii) the geopolitical instability due to the ongoing military conflict between Russia and Ukraine, including related sanctions and other penalties imposed by the U.S. and European Union, and the related impact on the Company, the Company’s tenants, and the global economy and financial markets, and (b) that any potential future acquisition is subject to market conditions and capital availability and may not be completed on favorable terms, or at all, as well as those risks and uncertainties set forth in the Risk Factors section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2021 filed on February 24, 2022 and all other filings with the SEC after that date as such risks, uncertainties and other important factors may be updated from time to time in the Company’s subsequent reports. Forward looking statements speak only as of the date they are made, and the Company undertakes no obligation to update or revise any forward-looking statement to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results, unless required to do so by law.

Accounting Treatment of Rent Deferrals/Abatements
The majority of the concessions granted to the Company's tenants as a result of the COVID-19 pandemic are rent deferrals or temporary rent abatements with the original lease term unchanged and collection of deferred rent deemed probable. The Company’s revenue recognition policy requires that it must be probable that the Company will collect virtually all of the lease payments due and does not provide for partial reserves, or the ability to assume partial recovery. In light of the COVID-19 pandemic, the Financial Accounting Standards Board (“FASB”) and SEC agreed that for leases where the total lease cash flows will remain substantially the same or less than those after the COVID-19 related effects, companies may choose to forgo the evaluation of the enforceable rights and obligations of the original lease contract as a practical expedient and account for rent concessions as if they were part of the enforceable rights and obligations of the parties under the existing lease contract. As a result, rental revenue used to calculate Net Income and National Association of Real Estate Investment Trusts (“NAREIT”) Funds From Operations (“FFO”) has not been, and the Company does not expect it to be, significantly impacted by these types of deferrals. In addition, since the Company currently believes that these deferral amounts are collectable, the Company has excluded from the increase in straight-line rent for Adjusted FFO (“AFFO”) purposes the amounts recognized under accounting principles generally accepted in the United States of America (“GAAP”) relating to these types of rent deferrals. Conversely, for abatements where contractual rent has been reduced, the reduction in revenue is reflected over the remaining lease term for accounting purposes but represents a permanent reduction in revenue and the Company has, accordingly, reduced its AFFO.

Contacts:
Investors and Media:
Email: investorrelations@necessityretailreit.com
Phone: (866) 902-0063

The Necessity Retail REIT, Inc.
Consolidated Balance Sheets
(In thousands. except share and per share data)

	June 30, 2022	December 31, 2021
	(Unaudited)
ASSETS
Real estate investments, at cost:
Land	$1,000,884	$729,048
Buildings, fixtures and improvements	3,450,564	2,729,719
Acquired intangible lease assets	616,870	402,673
Total real estate investments, at cost	5,068,318	3,861,440
Less: accumulated depreciation and amortization	(697,288)	(654,667)
Total real estate investments, net	4,371,030	3,206,773
Cash and cash equivalents	69,431	214,853
Restricted cash	17,619	21,996
Deposits for real estate acquisitions	16,250	41,928
Deferred costs, net	19,565	25,587
Straight-line rent receivable	65,307	70,789
Operating lease right-of-use assets	17,946	18,194
Prepaid expenses and other assets	33,666	26,877
Assets held for sale	80,779	187,213
Total assets	$4,691,593	$3,814,210

LIABILITIES AND STOCKHOLDERS’ EQUITY
Mortgage notes payable, net	$1,768,025	$1,464,930
Credit facility	488,000	—
Senior notes, net	491,651	491,015
Below market lease liabilities, net	132,523	78,073
Accounts payable and accrued expenses (including $2,394 and $1,016 due to related parties as of June 30, 2022 and December 31, 2021, respectively)	58,700	32,907
Operating lease liabilities	19,164	19,195
Derivative liabilities, at fair value	—	2,250
Deferred rent and other liabilities	8,075	9,524
Dividends payable	5,836	6,038
Total liabilities	2,971,974	2,103,932

Mezzanine Equity:
Shares subject to repurchase	53,388	—

7.50% Series A cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 12,796,000 shares authorized, 7,933,711 issued and outstanding as of June 30, 2022 and December 31, 2021	79	79
7.375% Series C cumulative redeemable perpetual preferred stock, $0.01 par value, liquidation preference $25.00 per share, 11,536,000 shares authorized, 4,595,175 and 4,594,498 issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	46	46
Common stock, $0.01 par value per share, 300,000,000 shares authorized, 133,272,305(1) and 123,783,060 shares issued and outstanding as of June 30, 2022 and December 31, 2021, respectively	1,268	1,238
Additional paid-in capital	2,937,395	2,915,926
Distributions in excess of accumulated earnings	(1,289,400)	(1,217,435)
Total stockholders’ equity	1,649,388	1,699,854
Non-controlling interests	16,843	10,424
Total equity	1,666,231	1,710,278
Total liabilities, mezzanine equity and total equity	$4,691,593	$3,814,210

The Necessity Retail REIT, Inc.
Consolidated Statements of Operations (Unaudited)
(In thousands, except share and per share data)

	Three Months Ended June 30,
	2022	2021
Revenue from tenants	$116,929	$81,577

Operating expenses:
Asset management fees to related party	8,296	7,922
Property operating expense	27,520	13,329
Impairment of real estate investments	58,954	91
Acquisition, transaction and other costs	206	136
Equity-based compensation [1]	3,523	5,283
General and administrative	8,390	3,540
Depreciation and amortization	46,573	32,428
Total operating expenses	153,462	62,729
Operating (loss) income before gain on sale of real estate investments	(36,533)	18,848
Gain on sale of real estate investments	13,438	11
Operating (loss) income	(23,095)	18,859
Other (expense) income:
Interest expense	(28,329)	(20,361)
Other income	944	20
Total other expense, net	(27,385)	(20,341)
Net loss	(50,480)	(1,482)
Net loss attributable to non-controlling interests	58	2
Allocation for preferred stock	(5,837)	(5,925)
Net loss attributable to common stockholders	$(56,259)	$(7,405)

Basic and Diluted Net Loss Per Share:
Net loss per share attributable to common stockholders — Basic and Diluted	$(0.43)	$(0.07)
Weighted-average shares outstanding — Basic	132,629,704	110,898,056
Weighted-average shares outstanding — Diluted	132,629,704	110,898,056
______

[1] For the three months ended June 30, 2022 and 2021, includes expense related to the Company’s restricted common shares of $0.4 million and $0.4 million, respectively.

The Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended June 30,
	2022	2021
Adjusted EBITDA
Net loss	$(50,480)	$(1,482)
Depreciation and amortization	46,573	32,428
Interest expense	28,329	20,361
Impairment of real estate investments	58,954	91
Acquisition, transaction and other costs	206	136
Equity-based compensation [1]	3,523	5,283
Gain on sale of real estate investments	(13,438)	(11)
Other income	(944)	(20)
Adjusted EBITDA	72,723	56,786
Asset management fees to related party	8,296	7,922
General and administrative	8,390	3,540
NOI	89,409	68,248
Amortization of market lease and other intangibles, net	(1,582)	(1,041)
Straight-line rent	(1,509)	(1,759)
Cash NOI	$86,318	$65,448

Cash Paid for Interest:
Interest expense	$28,329	$20,361
Amortization of deferred financing costs, net	(3,236)	(2,896)
Amortization of mortgage premiums and (discounts) on borrowings, net	(174)	323
Total cash paid for interest	$24,919	$17,788
______

[1] For the three months ended June 30, 2022 and 2021, includes expense related to the Company’s restricted common shares of $0.4 million and $0.4 million, respectively.

The Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Three Months Ended June 30,		Three Months Ended December 31,
	2022	2021	2021
Net loss attributable to common stockholders (in accordance with GAAP)	$(56,259)	$(7,405)	$(40,219)
Impairment of real estate investments	58,954	91	28,616
Depreciation and amortization	46,573	32,428	32,955
Gain on sale of real estate investments	(13,438)	(11)	(3,982)
Proportionate share of adjustments for non-controlling interest to arrive at FFO	(113)	(50)	53
FFO attributable to common stockholders [1]	35,717	25,053	17,423
Acquisition, transaction and other costs [2]	206	136	774
Legal fees and expenses — COVID-19 lease disputes [3]	58	109	200
Amortization of market lease and other intangibles, net	(1,582)	(1,041)	(1,175)
Straight-line rent	(1,509)	(1,759)	(1,897)
Straight-line rent (rent deferral agreements) [4]	(446)	(1,124)	(694)
Amortization of mortgage (premiums) and discounts on borrowings, net	174	(323)	4
Loss on non-designated derivatives [5]	—	—	3,950
Equity-based compensation [6]	3,523	5,283	3,485
Amortization of deferred financing costs, net [7]	3,236	2,896	4,743
Gain on settlement of Prairie Towne liens [8]	(887)	—	—
Proportionate share of adjustments for non-controlling interest to arrive at AFFO	(5)	(6)	3
AFFO attributable to common stockholders [1]	$38,485	$29,224	$26,816
______
[1] FFO and AFFO for the three months ended June 30, 2022 and 2021 includes income from lease termination fees of $5.7 million and $0.8 million, respectively, which is recorded in Revenue from tenants in the consolidated statements of operations.
[2] Primarily includes prepayment costs incurred in connection with early debt extinguishment as well as litigation costs related to the merger with American Realty Capital-Retail Centers of America, Inc. in February 2017.
[3] Reflects legal costs incurred related to disputes with tenants due to store closures or other challenges resulting from COVID-19. The tenants involved in these disputes had not recently defaulted on their rent and, prior to the second and third quarters of 2020, had recently exhibited a pattern of regular payment. Based on the tenants involved in these matters, their history of rent payments, and the impact of the pandemic on current economic conditions, the Company views these costs as COVID-19-related and separable from our ordinary general and administrative expenses related to tenant defaults. The Company engaged counsel in connection with these issues separate and distinct from counsel the Company typically engages for tenant defaults. The amount reflects what the Company believes to be only those incremental legal costs above what the Company typically incurs for tenant-related dispute issues. The Company may continue to incur these COVID-19 related legal costs in the future.
[4] Represents amounts related to deferred rent pursuant to lease negotiations which qualify for FASB relief for which rent was deferred but not reduced. These amounts are included in the straight-line rent receivable on the Company's consolidated balance sheets but are considered to be earned revenue attributed to the current period for rent that was deferred for purposes of AFFO as they are expected to be collected. Accordingly, when the deferred amounts are collected, the amounts reduce AFFO. For rent abatements (including those qualified for FASB relief), where contractual rent has been reduced, the reduction in revenue is reflected over the remaining lease term for accounting purposes but represents a permanent reduction in revenue and the Company has, accordingly reduced its AFFO.
[5] In the fourth quarter and year ended December 31, 2021, the Company recognized a charge $4.0 million for the change in value of an embedded derivative
(a 7.5% collar on the price of stock/units to be issued in connection with the CIM Portfolio Acquisition). Management does not consider this non-cash charge for an embedded derivative fair value adjustment in connection with this transaction to be capital in nature and it is not part of recurring operations.
Accordingly, such charges are excluded for AFFO purposes.
[6] Includes expense related to the amortization of the Company's restricted common shares and LTIP Units related to its multi-year outperformance agreements for all periods presented.
[7] We issued $500.0 million in Senior Notes in October 2021. The Senior Notes pay semiannual interest which we accrue interest over time for GAAP purposes. Accordingly, to better reflect our operating performance, beginning with the year ended December 31, 2021 and for all periods thereafter, we have elected to remove the impact of the change in accrued interest from the calculation of AFFO, which was previously included in this line item. The impact to AFFO for the removal of the change in accrued interest included in this line for the three months ended June 30, 2021 was an increase to AFFO of $535,000.
[8] Included in other income for the three months ended June 30, 2022 was a gain of $0.9 million on prior liens incurred on our Prairie Towne property as a result of a settlement with the lien holder during the three months ended June 30, 2022. Management does not consider this gain to be part of our normal operating performance and has, accordingly, reduced our AFFO for this amount.

The Necessity Retail REIT, Inc.
Quarterly Reconciliation of Non-GAAP Measures (Unaudited)
(In thousands)

	Same Store		Acquisitions		Disposals		Non-Property Specific	Total
(In thousands)	Single-Tenant	Multi-Tenant	Single-Tenant	Multi-Tenant	Single-Tenant	Multi-Tenant
Net income (loss) attributable to common stockholders (in accordance with GAAP)	$6,337	$(44,854)	$1,704	$456	$14,743	$—	$(34,645)	$(56,259)
Asset management fees to related party	—	—	—	—	—	—	8,296	8,296
Impairment of real estate investments	5,856	49,559	—	3,539	—	—	—	58,954
Acquisition, transaction and other costs	17	—	—	—	—	—	189	206
Equity-based compensation	—	—	—	—	—	—	3,523	3,523
General and administrative	86	240	—	84	—	—	7,980	8,390
Depreciation and amortization	17,938	10,976	1,544	16,040	75	—	—	46,573
Interest expense	16,992	1,547	—	912	—	—	8,878	28,329
Gain on sale of real estate investments	(3)	—	—	—	(13,435)	—	—	(13,438)
Other income	(17)	(927)	—	—	—	—	—	(944)
Allocation for preferred stock	—	—	—	—	—	—	5,837	5,837
Net income attributable to non-controlling interests	—	—	—	—	—	—	(58)	(58)
NOI	$47,206	$16,541	$3,248	$21,031	$1,383	$—	$—	$89,409

Non-GAAP Financial Measures
This release discusses the non-GAAP financial measures we use to evaluate our performance, including FFO, AFFO, Adjusted Earnings before Interest, Taxes, Depreciation and Amortization (“Adjusted EBITDA”), Net Operating Income (“NOI”) and Cash Net Operating Income (“Cash NOI”). While NOI is a property-level measure, AFFO is based on our total performance and therefore reflects the impact of other items not specifically associated with NOI such as, interest expense, general and administrative expenses and operating fees to related parties. Additionally, NOI as defined herein, does not reflect an adjustment for straight-line rent but AFFO does. A description of these non-GAAP measures and reconciliations to the most directly comparable GAAP measure, which is net income, is provided below. Adjustments for unconsolidated partnerships and joint ventures are calculated to exclude the proportionate share of the non-controlling interest to arrive at FFO, AFFO and NOI attributable to stockholders.
Caution on Use of Non-GAAP Measures
FFO, AFFO, Adjusted EBITDA, NOI and Cash NOI should not be construed to be more relevant or accurate than the current GAAP methodology in calculating net income or in its applicability in evaluating our operating performance. The method utilized to evaluate the value and performance of real estate under GAAP should be construed as a more relevant measure of operational performance and considered more prominently than the non-GAAP measures.
Other REITs may not define FFO in accordance with the current NAREIT, an industry trade group, definition (as we do), or may interpret the current NAREIT definition differently than we do, or may calculate AFFO differently than we do. Consequently, our presentation of FFO and AFFO may not be comparable to other similarly titled measures presented by other REITs.
We consider FFO and AFFO useful indicators of our performance. Because FFO and AFFO calculations exclude such factors as depreciation and amortization of real estate assets and gains or losses from sales of operating real estate assets (which can vary among owners of identical assets in similar conditions based on historical cost accounting and useful-life estimates), FFO and AFFO presentations facilitate comparisons of operating performance between periods and between other REITs in our peer group.
As a result, we believe that the use of FFO and AFFO, together with the required GAAP presentations, provide a more complete understanding of our performance, including relative to our peers and a more informed and appropriate basis on which to make decisions involving operating, financing, and investing activities. However, FFO and AFFO are not indicative of cash available to fund ongoing cash needs, including the ability to pay cash dividends. Investors are cautioned that FFO and AFFO should only be used to assess the sustainability of our operating performance excluding these activities, as they exclude certain costs that have a negative effect on our operating performance during the periods in which these costs are incurred.
Funds from Operations and Adjusted Funds from Operations
Funds from Operations
Due to certain unique operating characteristics of real estate companies, as discussed below, the NAREIT, an industry trade group, has promulgated a performance measure known as FFO, which we believe to be an appropriate supplemental measure to reflect the operating performance of a REIT. FFO is not equivalent to net income or loss as determined under GAAP.
We calculate FFO, a non-GAAP measure, consistent with the standards established over time by the Board of Governors of NAREIT, as restated in a White Paper and approved by the Board of Governors of NAREIT effective in December 2018 (the “White Paper”). The White Paper defines FFO as net income or loss computed in accordance with GAAP, excluding depreciation and amortization related to real estate, gains and losses from sales of certain real estate assets, gain and losses from change in control and impairment write-downs of certain real estate assets and investments in entities when the impairment is directly attributable to decreases in the value of depreciable real estate held by the entity. Adjustments for consolidated partially-owned entities (including our Operating Partnership) and equity in earnings of unconsolidated affiliates are made to arrive at our proportionate share of FFO attributable to our stockholders. Our FFO calculation complies with NAREIT’s definition.
The historical accounting convention used for real estate assets requires straight-line depreciation of buildings and improvements, and straight-line amortization of intangibles, which implies that the value of a real estate asset diminishes predictably over time. We believe that, because real estate values historically rise and fall with market conditions, including inflation, interest rates, unemployment and consumer spending, presentations of operating results for a REIT using historical accounting for depreciation and certain other items may be less informative. Historical accounting for real estate involves the use of GAAP. Any other method of accounting for real estate such as the fair value method cannot be construed to be any more accurate or relevant than the comparable methodologies of real estate valuation found in GAAP. Nevertheless, we believe that the use of FFO, which excludes the impact of real estate related depreciation and amortization, among other things, provides a more complete understanding of our performance to investors and to management, and when compared year over year, reflects the impact on our operations from trends in occupancy rates, rental rates, operating costs, general and administrative expenses, and interest costs, which may not be immediately apparent from net income.

Adjusted Funds from Operations
In calculating AFFO, we start with FFO, then we exclude certain income or expense items from AFFO that we consider to be more reflective of investing activities, such as non-cash income and expense items and the income and expense effects of other activities that are not a fundamental attribute of our day to day operating business plan, such as amounts related to litigation arising out of the merger with American Realty Capital-Retail Centers of America, Inc. in February 2017 (the “Merger”). These amounts include legal costs incurred as a result of the litigation, portions of which have been and may in the future be reimbursed under insurance policies maintained by us. Insurance reimbursements are deducted from AFFO in the period of reimbursement. We believe that excluding the litigation costs and subsequent insurance reimbursements related to litigation arising out of the Merger helps to provide a better understanding of the operating performance of our business. Other income and expense items also include early extinguishment of debt and unrealized gains and losses, which may not ultimately be realized, such as gains or losses on derivative instruments and gains and losses on investments. In addition, by excluding non-cash income and expense items such as amortization of above-market and below-market leases intangibles, amortization of deferred financing costs, straight-line rent, and share-based compensation related to restricted shares, the 2018 multi-year outperformance agreement with the Advisor and the 2021 multi-year outperformance agreement with the Advisor from AFFO, we believe we provide useful information regarding those income and expense items which have a direct impact on our ongoing operating performance.
In calculating AFFO, we exclude certain expenses which under GAAP are characterized as operating expenses in determining operating net income (loss). All paid and accrued merger, acquisition and transaction related fees and certain other expenses negatively impact our operating performance during the period in which expenses are incurred or properties are acquired and will also have negative effects on returns to investors but are not reflective of our on-going performance. In addition, legal fees and expense associated with COVID-19-related lease disputes involving certain tenants negatively impact our operating performance but are not reflective of our on-going performance. Further, under GAAP, certain contemplated non-cash fair value and other non-cash adjustments are considered operating non-cash adjustments to net income (loss). In addition, as discussed above, we view gains and losses from fair value adjustments as items which are unrealized and may not ultimately be realized and not reflective of ongoing operations and are therefore typically adjusted for when assessing operating performance. Excluding income and expense items detailed above from our calculation of AFFO provides information consistent with management’s analysis of our operating performance. Additionally, fair value adjustments, which are based on the impact of current market fluctuations and underlying assessments of general market conditions but can also result from operational factors such as rental and occupancy rates, may not be directly related or attributable to our current operating performance. By excluding such changes that may reflect anticipated and unrealized gains or losses, we believe AFFO provides useful supplemental information. By providing AFFO, we believe we are presenting useful information that can be used, among other things, to assess our performance without the impact of transactions or other items that are not related to our portfolio of properties. AFFO presented by us may not be comparable to AFFO reported by other REITs that define AFFO differently. Furthermore, we believe that in order to facilitate a clear understanding of our operating results, AFFO should be examined in conjunction with net income (loss) calculated in accordance with GAAP and presented in our consolidated financial statements. AFFO should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or ability to pay dividends. FFO and AFFO may include income from lease termination fees, which is recorded in revenue from tenants in our consolidated statements of operations.

Adjusted Earnings before Interest, Taxes, Depreciation and Amortization, Net Operating Income and Cash Net Operating Income.
We believe that Adjusted EBITDA, which is defined as earnings before interest, taxes, depreciation and amortization adjusted for acquisition and transaction-related expenses, other non-cash items such as expense related to our multi-year outperformance agreement with the Advisor and including our pro-rata share from unconsolidated joint ventures, is an appropriate measure of our ability to incur and service debt. Adjusted EBITDA should not be considered as an alternative to cash flows from operating activities, as a measure of our liquidity or as an alternative to net income as an indicator of our operating activities. Other REITs may calculate Adjusted EBITDA differently and our calculation should not be compared to that of other REITs.
NOI is a non-GAAP financial measure used by us to evaluate the operating performance of our real estate. NOI is equal to total revenues, excluding contingent purchase price consideration, less property operating and maintenance expense. NOI excludes all other items of expense and income included in the financial statements in calculating net income (loss). We believe NOI provides useful and relevant information because it reflects only those income and expense items that are incurred at the property level and presents such items on an unleveraged basis. We use NOI to assess and compare property level performance and to make decisions concerning the operations of the properties. Further, we believe NOI is useful to investors as a performance measure because, when compared across periods, NOI reflects the impact on operations from trends in occupancy rates, rental rates, operating expenses and acquisition activity on an unleveraged basis, providing perspective not immediately apparent from net income (loss). NOI excludes certain items included in calculating net income (loss) in order to provide results that are more closely related to a property’s results of operations. For example, interest expense is not necessarily linked to the operating performance of a real estate asset. In addition, depreciation and amortization, because of historical cost accounting and useful life estimates, may distort operating performance at the property level. NOI presented by us may not be comparable to NOI reported by other REITs that define NOI differently. We believe that in order to facilitate a clear understanding of our operating results, NOI should be examined in conjunction with net income (loss) as presented in our consolidated financial statements. NOI should not be considered as an alternative to net income (loss) as an indication of our performance or to cash flows as a measure of our liquidity or our ability to pay dividends.
Cash NOI is a non-GAAP financial measure that is intended to reflect the performance of our properties. We define Cash NOI as NOI excluding amortization of above/below market lease intangibles and straight-line adjustments that are included in GAAP lease revenues. We believe that Cash NOI is a helpful measure that both investors and management can use to evaluate the current financial performance of our properties and it allows for comparison of our operating performance between periods and to other REITs. Cash NOI should not be considered as an alternative to net income, as an indication of our financial performance, or to cash flows as a measure of liquidity or our ability to fund all needs. The method by which we calculate and present Cash NOI may not be directly comparable to the way other REITs present Cash NOI.
Cash Paid for Interest is calculated based on the interest expense less non-cash portion of interest expense and amortization of mortgage (discount) premium, net. Management believes that Cash Paid for Interest provides useful information to investors to assess our overall solvency and financial flexibility. Cash Paid for Interest should not be considered as an alternative to interest expense as determined in accordance with GAAP or any other GAAP financial measures and should only be considered together with and as a supplement to our financial information prepared in accordance with GAAP.